UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2016

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, MA (Address of principal executive offices)	02421 (Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Director Election

On November 11, 2016, the Board of Directors (“Board”) of Curis, Inc. (the “Company”) elected Lori A. Kunkel, M.D., to serve as a class II director until the 2019 Annual Meeting of Stockholders and thereafter until her successor is duly elected and qualified.

Dr. Kunkel will receive compensation for her board service as a non-employee director commensurate with the Company’s previously-disclosed director compensation program, including a one-time nonqualified stock option under the Amended and Restated 2010 Stock Incentive Plan, as amended (the “2010 Plan”) to purchase 25,000 shares of the Company’s Common Stock with an exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq Global Market on the grant date. The option will become exercisable as to 25% of the shares underlying the option on the first anniversary of the grant date and as to an additional 6.25% of the shares underlying the option at the end of each three-month period thereafter, until the option is fully exercisable on the fourth anniversary of the grant date. Exercisability is subject to Dr. Kunkel’s continued service on the Board. The option will expire 10 years from the date of grant.

In addition, on November 11, 2016, Dr. Kunkel entered into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially identical to the form of indemnification agreement that the Company has entered into with its other non-employee directors and provides that Dr. Kunkel:

•	shall be indemnified by the Company against all expenses, including attorney’s fees, and, to the extent permitted by law, amounts paid in settlement incurred in connection with any litigation or other legal proceeding, other than an action by or in the right of the Company, brought against her by virtue of her position as a director if she acted in good faith and in a manner she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful; and

•	shall be indemnified by the Company against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against her by virtue of her position as a director of the Company if she acted in good faith and in a manner she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, she is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that Dr. Kunkel has been successful, on the merits or otherwise, she is required to be indemnified by the Company against all expenses, including attorneys’ fees, incurred in connection with defending any proceeding to the extent that the Company does not assume the defense of such proceeding. Expenses shall be advanced to Dr. Kunkel, provided that she undertakes to repay the amount advanced if it is ultimately determined that she is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. As a condition precedent to the right of indemnification, Dr. Kunkel must give notice to the Company of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of indemnification agreement by and between the Company and each non-employee member of its Board of Directors, which is incorporated herein by reference to Exhibit10.9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.

Pursuant to the terms of a Consulting Agreement dated August 21, 2013 by and between the Company and D2D, LLC, a limited liability company owned by Dr. Kunkel (as amended, the “D2D Consulting Agreement”), Dr. Kunkel served as a consultant to the Company in the area of oncology clinical evaluation and development. The Company and Dr. Kunkel terminated the D2D Consulting Agreement on June 30, 2015, and entered into a Consulting Agreement by and between the Company and Dr. Kunkel on July 1, 2015 (the “Kunkel Consulting Agreement”). The Company and Dr. Kunkel terminated the Kunkel Consulting Agreement in connection with her election as a member of the Board of Directors. From January 1, 2015 through the date of this report, pursuant to the D2D Consulting Agreement and the Kunkel Consulting Agreement, Dr. Kunkel has received aggregate payments from the Company of $185,400 and received options in connection with the Kunkel Consulting Agreement to purchase an aggregate of 150,000 shares of the Company’s common stock at a weighted average exercise price of $3.33 per share.

Item 8.01.	Other Events.

On November 14, 2016, the Company issued a press release announcing the appointment of Dr. Kunkel. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ James E. Dentzer
Date: November 14, 2016		James E. Dentzer Chief Financial Officer and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Curis, Inc., dated November 14, 2016.